                                                                    EXHIBIT 99.1


For more information contact:                               Charles R. Ofner
                                                            (281) 496-5000

           R&B Falcon Corporation Reports Third Quarter 2000 Results

         October 25, 2000. Houston, Texas ........ R&B Falcon Corporation
(NYSE: FLC) reported net income of $27.3 million for the three months ending September 30, 2000, compared with a net loss of $22.4 million for the corresponding period in 1999. Net income applicable to common stockholders for the third quarter was $13.7 million ($.07 per diluted share) after preferred stock dividends of $13.6 million compared to a net loss applicable to common shareholders of $34.5 million ($.18 per diluted share) after preferred dividends of $12.1 million for the same period in 1999. Results for the current quarter include a net gain of $.18 per share on the previously announced sale of the Company's oil and gas properties in the Gulf of Mexico and a net impairment charge of $.02 per share for estimated future losses on the Company's drilling contract for the Deepwater Frontier. Excluding the effect of these two non-recurring items, the Company would have reported a net loss of $.09 per diluted share for the third quarter.

         For the nine months ending September 30, 2000, the Company reported a net loss applicable to common stockholders of $80.9 million ($.42 per diluted share) after preferred stock dividends of $39.8 million compared to a net loss applicable to common stockholders of $56.2 million ($.29 per diluted share) for the corresponding period in 1999. The results for the nine months ending September 30, 1999, include an extraordinary loss of $1.7 million ($.01 per diluted share) for charges relating to the early extinguishment of debt and include preferred stock dividends of $21.2 million.

         Operating income for the third quarter of 2000 was $122.1 million on revenues of $301.7 million compared to operating income of $3.8 million on revenues of $214.2 million in the third quarter of 1999. Operating income in the third quarter of 1999 included charges of $31.7 million for asset impairment write-down and loss on the sale of assets following cancellation of drill ship conversion projects, partially offset by a gain of $16.1 million on an insurance settlement related to the physical loss of an inland barge drilling rig. Operating income through September 30, 2000, was $123.3 million on revenues of $721.1 million compared to operating income of $45.6 million on revenues of $684.5 million for the same period in 1999.

         Excluding the non-recurring gains and charges in each period, operating income for the third quarter of 2000 increased to $54.1 million compared to $19.4 million for the third quarter of 1999 due to higher earnings in the Deepwater, Shallow Water and Inland Water segments. The improvement in Deepwater segment earnings is attributable to higher rig utilization and the startup of the new build Deepwater Nautilus vessel in late June. Significantly higher day rates in the domestic offshore jackup and inland barge markets as well as increased rig utilization resulted in improved earnings in the Shallow Water and Inland Water segments. Average fleet utilization for the third quarter of 2000 was 49% compared to 39% for the same quarter in the preceding year.

         Interest expense, net of capitalized interest, for the three months ended September 30, 2000, was $60.7 million compared to $45.1 million for the three months ended September 30, 1999 due primarily to lower capitalized interest. Capitalized interest for the current quarter decreased by $13.5 million over the comparable period in 1999 as a result of lower investment in the Company's deep water construction program as it nears completion.

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         Paul B. Loyd, Jr., the Company's Chairman and Chief Executive Officer,
said, "During the third quarter R&B Falcon continued to achieve higher rig utilization and day rates across our fleet, which resulted in substantial growth in operating income from the previous quarter. Strong commodity prices and improving market fundamentals indicate continued high demand for drilling services particularly in the gas-driven domestic shallow and inland water markets, a major growth area that should contribute to successive improvements in quarterly results. During this quarter, we relocated two jackup rigs from the international market to the Gulf of Mexico, both of which are operating. Two additional jackups and three barge rigs were also placed into service during the quarter as our rig reactivation program continues in response to the strong market demand. In our Deepwater segment, higher sustained fleet utilization and the startup of our remaining new build rigs on long-term contracts in the ultra deep water market should provide significant earnings contribution for the foreseeable future. We remain confident that R&B Falcon, with the largest fleet of drilling rigs in the industry, will be the leading beneficiary as worldwide demand for drilling improves over the anticipated extended growth period."

     R&B Falcon Corporation operates the world's largest fleet of marine-based drilling rigs servicing the international oil and gas industry. Its fleet is composed of 138 marine-based drilling units including the industry's largest fleets of barge and jackup rigs, and a fleet of semisubmersibles and drillships which is among the most capable in the world. R&B Falcon also provides turnkey and integrated services and operates mobile production units, internationally-based land drilling rigs and an offshore towing business.

         This communication contains forward-looking statements that are based upon utilization, day rate and business condition assumptions that the Company currently believes are reasonable and achievable. The Company can give no assurance that such assumptions will prove to have been correct. Therefore, actual results could differ materially from the information presented. The Company's periodic reports filed with the Securities and Exchange Commission should be consulted for a description of risk factors associated with an investment in the Company.


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                             R&B FALCON CORPORATION
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (in millions except per share amounts)

                                                            THREE MONTHS ENDED   NINE MONTHS ENDED
                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                            ------------------   -------------------
                                                              2000       1999       2000       1999
                                                            -------    -------    -------    -------
OPERATING REVENUES:
  Deepwater                                                 $ 128.6    $  93.6    $ 287.1    $ 270.1
  Shallow water                                                76.2       40.7      178.0      155.3
  Inland water                                                 40.2       28.6       99.4       85.5
  Engineering services and land operations                     56.9       51.2      152.1      173.4
  Development                                                  (0.2)       0.1        4.5        0.2
                                                            -------    -------    -------    -------
    Total operating revenues                                  301.7      214.2      721.1      684.5
                                                            -------    -------    -------    -------

COSTS AND EXPENSES:
  Deepwater                                                    61.7       42.9      154.7      126.2
  Shallow water                                                44.4       33.7      118.2      115.3
  Inland water                                                 27.8       10.1       81.3       66.8
  Engineering services and land operations                     46.5       37.9      123.5      126.9
  Development                                                 (67.2)       0.3      (65.2)       2.5
  Cancellation of conversion projects                            --       31.7         --       31.7
  Depreciation and amortization                                50.1       39.9      139.3      114.7
  General and administrative                                   16.3       13.9       46.0       54.8
                                                            -------    -------    -------    -------
    Total costs and expenses                                  179.6      210.4      597.8      638.9
                                                            -------    -------    -------    -------

OPERATING INCOME                                              122.1        3.8      123.3       45.6
                                                            -------    -------    -------    -------

OTHER INCOME (EXPENSE):
  Interest expense, net of capitalized interest               (60.7)     (45.1)    (163.2)    (116.5)
  Interest income                                               6.3        9.7       23.2       24.6
  Income (loss) from equity investees plus related income     (10.4)       2.7      (19.2)       9.0
  Other, net                                                   (0.3)      (0.4)      (0.1)      (0.7)
                                                            -------    -------    -------    -------
    Total other income (expense)                              (65.1)     (33.1)    (159.3)     (83.6)
                                                            -------    -------    -------    -------

INCOME (LOSS) BEFORE INCOME TAXES,
  MINORITY INTEREST AND EXTRAORDINARY LOSS                     57.0      (29.3)     (36.0)     (38.0)
                                                            -------    -------    -------    -------
INCOME TAX EXPENSE (BENEFIT):
  Current                                                       5.6       11.4       18.2       30.0
  Deferred                                                     14.0      (22.1)     (26.5)     (43.8)
                                                            -------    -------    -------    -------
    Total income tax expense (benefit)                         19.6      (10.7)      (8.3)     (13.8)
                                                            -------    -------    -------    -------
MINORITY INTEREST                                             (10.1)      (3.8)     (13.4)      (9.1)
                                                            -------    -------    -------    -------

INCOME (LOSS) BEFORE EXTRAORDINARY LOSS                        27.3      (22.4)     (41.1)     (33.3)
EXTRAORDINARY LOSS, NET OF TAX BENEFIT                           --         --         --       (1.7)
                                                            -------    -------    -------    -------

NET INCOME (LOSS)                                              27.3      (22.4)     (41.1)     (35.0)
DIVIDENDS AND ACCRETION ON PREFERRED STOCK                     13.6       12.1       39.8       21.2
                                                            -------    -------    -------    -------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS         $  13.7    $ (34.5)   $ (80.9)   $ (56.2)
                                                            =======    =======    =======    =======

NET INCOME (LOSS) PER COMMON SHARE:
  BASIC:
    Income (loss) before extraordinary loss
      and after preferred stock dividends                   $  0.07    $ (0.18)   $ (0.42)   $ (0.28)
    Extraordinary loss                                           --         --         --      (0.01)
                                                            -------    -------    -------    -------
      Net income (loss)                                     $  0.07    $ (0.18)   $ (0.42)   $ (0.29)
                                                            =======    =======    =======    =======

  DILUTED:
    Income (loss) before extraordinary loss
      and after preferred stock dividends                   $  0.07    $ (0.18)   $ (0.42)   $ (0.28)
    Extraordinary loss                                           --         --         --      (0.01)
                                                            -------    -------    -------    -------
      Net income (loss)                                     $  0.07    $ (0.18)   $ (0.42)   $ (0.29)
                                                            =======    =======    =======    =======
WEIGHTED AVERAGE
  COMMON SHARES OUTSTANDING:
     BASIC                                                    194.2      192.8      193.6      192.6
                                                            =======    =======    =======    =======
     DILUTED                                                  206.8      192.8      193.6      192.6
                                                            =======    =======    =======    =======

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                             R&B FALCON CORPORATION
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (in millions)

                                                       9/30/00    12/31/99
                                                      ---------  ----------
ASSETS:
  Cash, cash equivalents and short-term investments   $  353.6    $  717.0
     Less cash dedicated to capital projectS*            (20.7)     (160.4)
  Other current assets                                   377.2       316.3
  Net property and equipment                           3,830.9     3,635.2
  Other assets                                           299.5       413.8
                                                      --------    --------
TOTAL ASSETS                                          $4,840.5    $4,921.9
                                                      ========    ========


LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                                 $  330.5    $  358.6
  Long-term obligations                                2,901.3     2,933.4
  Other noncurrent liabilities                            72.3        92.9
  Minority interest                                       67.3        56.6
  Preferred stock                                        315.7       276.0
  Stockholders' equity                                 1,153.4     1,204.4
                                                      --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $4,840.5    $4,921.9
                                                      ========    ========

  *Classified as other assets